                                                                    Exhibit 16.1

July 8, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated July 8, 2008, of American Italian Pasta
Company and are in agreement with the statements contained in the first sentence of the first paragraph and the second through fifth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant's statement concerning the lack of internal control to prepare financial statements, included in the second and fourth paragraphs on page 2 therein, we had considered such matter in determining the nature, timing, and extent of procedures performed in our audit of the registrant's fiscal 2007 and 2006 financial statements.

                                       /s/ Ernst & Young LLP